Exhibit 99.1

TerreStar Promotes Epstein and Loiacono

RESTON, VA, February 16, 2010 - TerreStar Corporation (NASDAQ: TSTR) today announced that Jeffrey W. Epstein has added Chief Executive Officer duties to his position at TerreStar Corporation and its subsidiaries, and will assume the title of President & CEO, effectively immediately. Mr. Epstein has served as President of TerreStar since April 2008.

"The Board is pleased to recognize Jeff’s achievements and talents by promoting him to Chief Executive Officer," said William Freeman, Chairman of the TerreStar Board of Directors.  "Since Jeff’s elevation to President in April 2008 he has shown that he has the vision and leadership to take TerreStar into its next phase of growth – becoming the first fully operational integrated satellite/terrestrial network provider."

The Board of Directors also promoted Vincent Loiacono to Chief Financial Officer of TerreStar Corporation and its subsidiaries, effectively immediately.  Mr. Loiacono has been TerreStar’s Chief Accounting Officer since November 2008.

“Working with Vince over the last year has demonstrated that he has the expertise and commitment necessary for TerreStar’s Chief Financial Officer,” said Jeffrey Epstein, President & CEO of TerreStar. “Vince will help us execute against a sound corporate financial plan, creating long-term shareholder value as we become operational and begin generating revenues.”

These promotions follow a strong 2009 for TerreStar, including launching the world’s largest, most powerful communications satellite and introducing the first integrated satellite and cellular 3G smartphone.  In 2010, TerreStar remains focused on delivering next-generation mobile communications services to help solve the critical communications challenges faced by government, emergency responders, enterprises, and rural communities.

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About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestar.com.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media Contact:
Kelly Adams, TerreStar Networks
703.483.7966
Kelly.Adams@terrestar.com